Exhibit 99.1

ALLY FINANCIAL INC. ANNOUNCES MUTUAL AGREEMENT TO TERMINATE PROPOSED MERGER WITH CARDWORKS

CHARLOTTE, June 24, 2020 /PRNewswire/ — Ally Financial Inc. (NYSE: ALLY) and Cardholder Management Services, Inc. (CardWorks) today announced that they have mutually agreed to terminate their merger agreement, which had been announced on February 18, 2020. The board of directors for each company approved the termination after carefully considering the meaningful impacts of COVID-19 on global markets and the economy. Neither party will incur any termination or break-up fees as a result of the mutual decision to terminate the merger agreement.

“Given the unprecedented economic and market conditions resulting from the COVID-19 global pandemic, Don Berman and I, along with our boards of directors, believe it is in the best interests of our customers and stakeholders to terminate the agreement,” said Ally Chief Executive Officer Jeffrey J. Brown. “This was a difficult decision to make following a long process to bring two strong companies together. I want to express my deep appreciation for the considerable efforts and incredible commitment demonstrated by Ally and CardWorks employees.”

Mr. Brown continued, “Ally’s long-term strategic priorities remain intact, rooted in a relentless focus on our customers. Our industry-leading businesses and robust capital and liquidity positions will enable us to continue serving as a source of strength during these uncertain times for all of our customers. We will leverage these strengths as we grow and diversify our company moving forward. Ally is resilient and adaptable, powered by a vibrant, inclusive culture that will continue to to ‘Do It Right’ for our customers, our communities and our shareholders.”

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial-services company with $182.5 billion in assets as of March 31, 2020. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the country and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage lending, personal lending, and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

About CardWorks

Founded in 1987, CardWorks is a consumer finance lender and servicer, and a people-centric, compliance-focused organization enabled by data and technology. CardWorks is a leading servicer of nationally-branded MasterCard/Visa cards, private label cards, secured cards, and other unique products, as well as secured and unsecured installment loans.

Merrick Bank, founded in 1997 as a wholly owned subsidiary of CardWorks, is an FDIC insured top-20 U.S. issuer of Visa® branded credit cards. Merrick Bank also provides finance options to consumers through marine and recreational vehicle dealers throughout the country. While Merrick

Bank specializes in non-prime consumer lending, it is also a top-15 U.S. credit card merchant acquirer, clearing approximately $32 billion in transaction volume per year for 85,000 merchants and 42 independent sales organizations.

For more information, visit www.cardworks.com and www.merrickbank.com

Contacts:

Daniel Eller

Ally Investor Relations

704-444-5216

Daniel.Eller@ally.com

Rebecca Anderson

Ally Communications (Media)

980-312-8681

Rebecca.Anderson@ally.com